Exhibit 99.2

	Quarters ended		Years ended
(in millions)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Reconciliation of Non-GAAP measure:
Net income	35.7	2.5	106.0	60.7
Income tax provision	20.2	1.5	82.0	35.0
Interest expense, net	29.1	26.6	112.6	84.2
Loss on early extinguishment of debt	—	—	—	6.1
Depreciation and amortization	19.4	16.8	66.4	57.6

Earnings before interest, taxes, depreciation and amortization (EBITDA)	104.4	47.4	367.0	243.6

Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	6.5	1.8	10.4	22.4
Reorganization and acquisition- related integration costs	14.3	13.1	36.8	29.1
Non-cash compensation costs	6.9	32.6	23.0	62.4
Executive separation	—	—	1.1	—
Inventory write-off	—	2.5	0.3	2.5
Duplicative admistration costs	1.0	—	3.4	—

As Adjusted EBITDA	$133.1	$97.4	$442.0	$360.0